UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Rhythm Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

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Rhythm Pharmaceuticals, Inc. (the “Company”) today announced that its 2024 annual meeting of stockholders, originally scheduled for June 18, 2024, has been postponed to September 18, 2024 (as postponed, the “Annual Meeting”). The Board has approved July 24, 2024 as the record date for the Annual Meeting. The Company intends to file updated proxy materials for the Annual Meeting with the Securities and Exchange Commission and mail such materials to stockholders of record as of the newly established record date.

The postponement of the Annual Meeting is due solely to a technical error in the record date that was used to conduct the broker search for the June 18, 2024 annual meeting of stockholders. According to preliminary voting reports received by the Company, as of June 17, 2024, sufficient votes were received from stockholders on the record date used for the broker search to indicate that a quorum would have been achieved and each proposal to be presented at the meeting would have passed by a significant margin if that record date had been correct.

The Board has determined to postpone the Annual Meeting and establish a new record for the Annual Meeting to ensure that all stockholders of record on the record date established by the Board receive the proxy materials. The Board has not made any changes to the proposals to be considered by stockholders at the Annual Meeting from the proposals disclosed in the Company’s definitive proxy statement filed on April 26, 2024.

Any stockholder of the Company seeking to bring business before the Annual Meeting or to nominate a director must provide timely notice, as set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”). Specifically, written notice of any proposed business or nomination must be received at the Company’s principal executive offices no later than June 27, 2024 (which is the tenth (10th) day following the date of this Current Report on Form 8-K). Any notice of proposed business or nomination must comply with the specific requirements set forth in the Bylaws. Under Rule 14a-8 of the Securities and Exchange Act, to submit a proposal for inclusion in our proxy statement for the Annual Meeting, stockholder proposals must be received at our principal executive offices no later than close of business on June 27, 2024.